EXHIBIT N

AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of an amended Statement on Schedule 13D, and any amendments thereto, with respect to the Common Stock of Global Sports, Inc., and that this Agreement be included as an Exhibit to such filing.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of December 27, 2001.

SOFTBANK CAPITAL PARTNERS LP
SOFTBANK CAPITAL LP
SOFTBANK CAPITAL ADVISORS FUND LP
by: SOFTBANK CAPITAL PARTNERS LLC,
     their General Partner
SOFTBANK CAPITAL PARTNERS LLC
SOFTBANK CAPITAL PARTNERS INVESTMENT INC.
RONALD D. FISHER

By: /s/ Ronald D. Fisher
Name:  Ronald D. Fisher
Title:  Managing Director of Softbank Capital
           Partners LLC and President of Softbank
           Capital Partners Investment Inc.

CHARLES R. LAX

By: /s/ Charles R. Lax
Name:  Charles R. Lax

SOFTBANK HOLDINGS INC.
SOFTBANK CORP.
MASAYOSHI SON

By: /s/ Stephen A. Grant
Name: Stephen A. Grant
Title:  Attorney-in-Fact for Softbank Holdings Inc.,
Softbank Corp. and Masayoshi Son

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